Exhibit 99.1


        ResCare Reports Year-End EPS of $0.60, Before Refinancing Charge


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 25, 2004--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the fourth quarter and year ended December 31, 2003.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "2003 was a year of progress for our company and the vulnerable populations we serve. We added 166 new homes this past year for a total of 330 in the past two years, substantially expanding services and opportunities to people who need it most. In addition, we met our financial goals, achieved our 48th quarter of increased revenue over the prior year quarter, maintained our intense focus on fiscal discipline, and significantly improved our balance sheet. Also, in 2003, we had the distinct privilege and honor to work with 29,000 remarkable ResCare men and women for whom service to others is a way of life."
    As previously announced, during the fourth quarter of 2003, the Company recorded a pre-tax charge of $2.5 million, or $0.06 per diluted share, related to the December 2003 refinancing and redemption of its 6% convertible subordinated notes. Including this charge, net income for the fourth quarter ended December 31, 2003 was $2.5 million, or $0.10 per diluted share, compared with a net loss of $7.1 million, or $0.29 per share, for the prior year fourth quarter. Excluding the charge, net income for the fourth quarter ended December 31, 2003 would have been $4.1 million, or $0.16 per diluted share. The prior year quarter included pre-tax charges of $15.8 million, or $0.42 per diluted share, associated with the write-off of uncollectible accounts receivable and the closure of a facility. Revenues for the fourth quarter of 2003 were $244.0 million, up from $233.8 million in the year-earlier period.
    For the year ended December 31, 2003, net income, including the refinancing charge recorded in the fourth quarter, was $13.4 million, or $0.54 per diluted share, compared with $2.7 million, or $0.11 per diluted share, for the year ended December 31, 2002. Excluding the charge, net of $0.3 million of gain on redemption of debt, net income for 2003 would have been $14.8 million, or $0.60 per diluted share. Revenues for the year ended December 31, 2003 were $961.3 million, up from $919.7 million in the prior year.
    The Company presents net income and earnings per diluted share information above before its fourth quarter refinancing charge to give investors a means of comparing the Company's operational performance before the impact of the refinancing charge because both management and industry analysts rely on the pre-charge information as a primary measure to review and assess the ongoing operating performance of the Company. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management and industry analysts. The presentation of this additional non-GAAP information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.
    Mr. Geary added, "2004 has the promise of a gradually improving economy and new opportunities for ResCare. We believe that our performance in a tough environment in 2003 justifies our positive outlook. However, we remain cautious and vigilant. We continue to exercise strict fiscal discipline, while evaluating growth opportunities such as tuck-in acquisitions that complement existing markets and improve organic growth."
    The Company also announced the following earnings guidance for the full year 2004:


  Diluted earnings per share               $0.72 - $0.77
  Revenues                         $1.00 billion - $1.02 billion
  Net income                       $18.5 million - $20.0 million
  EBITDA(1)                          $63 million - $66 million
  EBITDAR(1)                        $101 million - $104 million
  Cash flows from operations         $34 million - $39 million

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. As a result of our debt restructuring, ResCare expects net interest expense to decline from $24 million in 2003 to approximately $22 million in 2004. Depreciation, amortization and the income tax rate should remain relatively unchanged.


    A listen-only simulcast and replay of ResCare's fourth quarter conference call will be available on-line at www.rescare.com and www.fulldisclosure.com on February 26, 2004, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 32,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational support to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.



                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------  ------------------
                                2003       2002      2003      2002
                               --------  --------  --------  --------
Income Statement Data:                                      (Audited)
Revenues                       $243,988  $233,824  $961,333  $919,724
Facility and program expenses   219,009   227,053   865,461   845,316
                               --------  --------  --------  --------
   Facility and
    program contribution         24,979     6,771    95,872    74,408

Operating expenses (income):
 Corporate general
  and administrative              9,365     8,923    36,188    35,410
 Depreciation and amortization    3,211     2,879    12,254    11,862
 Other expense (income)           2,523        29     2,187    (1,344)
                               --------  --------  --------  --------
   Total operating expenses      15,099    11,831    50,629    45,928
                               --------  --------  --------  --------
Operating income (loss) (2)       9,880    (5,060)   45,243    28,480
Interest, net                     5,980     6,032    24,326    24,298
                               --------  --------  --------  --------
Income (loss)
 before income taxes              3,900   (11,092)   20,917     4,182
Income tax expense (benefit)      1,404    (3,992)    7,530     1,506
                               --------  --------  --------  --------
   Net income (loss)             $2,496   $(7,100)  $13,387    $2,676
                               ========  ========  ========  ========

Basic earnings (loss)
 per share                        $0.10    $(0.29)    $0.55     $0.11
                               ========  ========  ========  ========
Diluted earnings (loss)
 per share                        $0.10    $(0.29)    $0.54     $0.11
                               ========  ========  ========  ========

Weighted average number
 of common shares:
  Basic                          24,683    24,418    24,500    24,409
  Diluted                        25,569    24,418    24,801    24,550

EBITDA (3)                      $13,091   $(2,181)  $57,497   $40,342
EBITDAR (3)                      22,398     6,039    92,859    72,554

(2) Operating income for the quarter and year ended December 31, 2003, includes pre-tax charges of $2.5 million ($0.06 per diluted share) and $2.2 million ($0.06 per diluted share), respectively, for the refinancing and redemption of debt. Operating income for the quarter and year ended December 31, 2002, includes pre-tax charges of $15.8 million ($0.42 per diluted share) and $16.2 million ($0.43 per share), respectively, related to the write-off of uncollectible accounts receivable and the closure of a facility. Operating income for the year ended December 31, 2002, also includes a gain on the redemption of debt of $1.3 million, or $0.03 per diluted share.

(3) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that it is useful to investors because it is commonly used as an analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. The table below sets forth a reconciliation of net income (loss) to EBITDA and EBITDAR.

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------  ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------
Net income (loss) as reported    $2,496   $(7,100)  $13,387    $2,676
Add: Interest, net                5,980     6,032    24,326    24,298
     Depreciation and
      amortization                3,211     2,879    12,254    11,862
     Income tax
      expense (benefit)           1,404    (3,992)    7,530     1,506
                               --------  -------- --------   --------
EBITDA                           13,091    (2,181)   57,497    40,342
Add: Facility rent                9,307     8,220    35,362    32,212
                               --------  -------- --------   --------
EBITDAR                         $22,398    $6,039   $92,859   $72,554
                               ========  ========  ========  ========
EBITDA                          $13,091   $(2,181)  $57,497   $40,342
Add: Debt related charges
 (gain), pre-tax                  2,545        -      2,239    (1,277)
                               --------  --------  --------  --------
EBITDA before debt
 related charges                $15,636  $(2,181)   $59,736   $39,065
                               ========  ========  ========  ========

                             RESCARE, INC
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                         Dec. 31,  Sept. 30,  Dec. 31,
                                           2003      2003       2002
                                         --------  --------  --------
Balance Sheet Data:                                          (Audited)
ASSETS
Cash and cash equivalents                 $23,440   $95,079   $72,089
Accounts receivable, net                  129,199   129,416   124,609
Other current assets                       28,732    30,608    44,613
                                         --------  --------  --------
     Total current assets                 181,371   255,103   241,311
Property and equipment, net                68,422    63,149    61,668
Goodwill                                  230,306   229,041   218,256
Other assets                               22,927    23,167    25,377
                                         --------  --------  --------
                                         $503,026  $570,460  $546,612
                                         ========  ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                      $110,073  $117,907   $96,765
Other long-term liabilities                16,086    12,756    11,545
Long-term debt                            184,576   251,015   261,123
Shareholders' equity                      192,291   188,782   177,179
                                         --------  --------  --------
                                         $503,026  $570,460  $546,612
                                         ========  ========  ========

                                                       Year Ended
                                                      December 31,
                                                     2003       2002
                                                   --------  --------
Cash Flow Data:                                              (Audited)
Net income                                          $13,387    $2,676
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation and amortization                      12,254    11,862
  Amortization of discount and deferred charges       1,908       456
  Deferred income taxes, net                          2,638    10,383
  Provision for losses on accounts receivable         7,328    19,566
  Loss (gain) on extinguishment of debt               1,330    (1,280)
  Tax benefit from exercise of stock options            417       155
  Loss from sale of assets                              195       142
  Changes in operating assets and liabilities        12,013    (7,980)
                                                   --------  --------
   Cash provided by operating activities             51,470    35,980
                                                   --------  --------
Cash flows from investing activities:
 Purchases of property and equipment                (14,141)  (13,692)
 Acquisitions of businesses                          (9,758)   (2,782)
 Proceeds from sales of assets                          405       341
                                                   --------  --------
   Cash used in investing activities                (23,494)  (16,133)
                                                   --------  --------
Cash flows from financing activities:
 Net repayments of long-term debt                   (77,933)   (6,974)
 Proceeds received from exercise of stock options     1,308       219
                                                   --------  --------
   Cash used in financing activities                (76,625)   (6,755)
                                                   --------  --------
   (Decrease) increase in cash
    and cash equivalents                           $(48,649)  $13,092
                                                   ========  ========


    CONTACT: ResCare, Louisville
             Nel Taylor, 502-394-2100
             http://www.rescare.com